As filed with the Securities and Exchange Commission on August 6, 2014.

Registration No. 333-196749

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CB Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	6022	51-0534721
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 North Market Street Carmichaels, Pennsylvania 15320 (724) 966-5041	Barron P. McCune, Jr. President and Chief Executive Officer 100 North Market Street Carmichaels, Pennsylvania 15320 (724) 225-2400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Luse, Esq. Victor Cangelosi, Esq. Luse, Gorman, Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Suite 780 Washington, DC 20015 (202) 274-2000 Facsimile: (202) 362-2902	Aaron M. Kaslow, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW Suite 900 Washington, DC 20005 (202) 508-5800 (202) 508-5858

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

☐	If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.4167 per share	1,744,615	Not applicable	$33,078,451	$4,261(4)

(1)	Represents the estimated maximum number of shares of common stock issuable by CB Financial Services, Inc. upon the consummation of the merger with FedFirst Financial Corporation, based on the product of (x) the number of shares of FedFirst Financial Corporation common stock outstanding or reserved for issuance upon the exercise of outstanding stock options as of May 8, 2014, (y) an exchange ratio of 1.1590:1, and (z) 65% (the maximum portion of the merger consideration consisting of CB Financial Services, Inc. common stock issuable in the merger). Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	In accordance with Rule 457(c) and Rule 457(f), the proposed maximum aggregate offering price was calculated by multiplying (A) the average of the high and low prices per share of the common stock of FedFirst Financial Corporation as reported on the Nasdaq Capital Market on June 6, 2014, or $21.975 per share, by (B) 2,315,810, the maximum number of shares of FedFirst Financial Corporation common stock (including shares issuable pursuant to the exercise of outstanding options to purchase FedFirst Financial Corporation common stock) that may be exchanged for the merger consideration and reduced by the amount of cash to be paid by CB Financial Services, Inc. for such shares.
(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying 0.0001288 by the proposed maximum aggregate offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

CB Financial is a Pennsylvania corporation subject to the applicable indemnification provisions of the Pennsylvania Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”).

Section 1741 of the Pennsylvania Business Corporation Law (“PBCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification shall be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred therein.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify him against that liability under the provisions of the PBCL.

The foregoing is only a general summary of certain aspects of Sections 1741, 1742 and 1743 of the PBCL, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741, 1742, and 1743 of the PBCL.

Articles 8 and 9 of the articles of incorporation of CB Financial (referenced therein as the “Company”) sets forth circumstances under which directors, officers, employees and agents of CB Financial may be insured or indemnified against liability which they incur in their capacities as such:

Article 8.	Elimination of Directors’ Liability.

A director of the Company shall not be personally liable, as such, for monetary damages for any action taken unless: (i) the director has breached or failed to perform such director’s fiduciary duties, or other duties under Chapter 17, Subchapter B of the BCL, of such director’s office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness; provided, however, that the foregoing shall not apply to (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to federal, state or local law. If the laws of the Commonwealth of Pennsylvania are amended after the effective date of these Articles of Incorporation to eliminate or further limit the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by law.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Article 9.	Indemnification of Officers, Directors, Employees, and Agents.

A. Persons. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

B. Extent — Derivative Actions. In the case of a threatened, pending, or completed action or suit by or in the right of the Company against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

C. Standard — Derivative Suits. In the case of a threatened, pending, or completed action or suit by or in the right of the Company, a person named in paragraph A shall be indemnified only if:

1. such person is successful on the merits or otherwise; or

2. such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

D. Extent — Nonderivative Suits. In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Company, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

E. Standard — Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

1. such person is successful on the merits or otherwise; or

2. such person acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

F. Determination That Standard Has Been Met. A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

1. the Board of Directors by a majority vote of a quorum consisting of directors of the Company who were not parties to the action, suit, or proceeding;

2. if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

3. the stockholders of the Company.

G. Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H. Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Company in defending a civil or criminal action, suit, or proceeding described in paragraph A of this Article 9 may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

I. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

J. Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article 9.

K. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Company may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 9.

L. Modification. The duties of the Company to indemnify and to advance expenses to any person as provided in this Article 9 shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article 9, and no amendment or termination of any trust or other fund created pursuant to Article 9.K hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

M. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article 9, the Company shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

N. Savings Clause. If this Article 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by any applicable portion of this Article 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article 9 by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b) All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

(c) The opinion of Mufson Howe Hunter & Company LLC is included as Appendix B to the proxy statement/prospectus.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmichaels, in the Commonwealth of Pennsylvania, on August 6, 2014.

CB FINANCIAL SERVICES, INC.

By:	/s/ Barron P. McCune, Jr.
Barron P. McCune, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Barron P. McCune, Jr. Barron P. McCune, Jr.	President, Chief Executive Officer, Vice Chairman of the Board of Directors (Principal Executive Officer)	August 6, 2014

/s/ Kevin D. Lemley* Kevin D. Lemley	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 6, 2014

/s/ Ralph J. Sommers, Jr.* Ralph J. Sommers, Jr.	Director (Chairman of the Board)	August 6, 2014

/s/ Mark E. Fox* Mark E. Fox	Director	August 6, 2014

/s/ William C. Groves* William C. Groves	Director	August 6, 2014

/s/ David F. Pollock* David F. Pollock	Director	August 6, 2014

/s/ Karl G. Baily* Karl G. Baily	Director	August 6, 2014

	Director	August 6, 2014
Charles R. Guthrie

/s/ Joseph N. Headlee* Joseph N. Headlee	Director	August 6, 2014

*	Pursuant to a Power of Attorney contained on the signature page of the Registration Statement on Form S-4 of CB Financial Services, Inc. filed on June 13, 2014.

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2	Agreement and Plan of Merger by and between CB Financial Services, Inc. and FedFirst Financial Corporation, dated as of April 14, 2014 (included as Annex A to the proxy statement/prospectus included in this registration statement). Certain schedules and exhibits have been omitted from the Agreement of Merger as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted schedule or exhibit upon request from the SEC.*

3.1	Amended and Restated Articles of Incorporation of CB Financial Services, Inc.*

3.2	Bylaws of CB Financial Services, Inc.*

4	Form of Common Stock Certificate of CB Financial Services, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, PC regarding the legality of the securities being registered

8.1	Opinion of Luse Gorman Pomerenk & Schick, PC as to federal income tax matters*

8.2	Opinion of Kilpatrick Townsend & Stockton LLP as to federal income tax matters*

10.1	Executive Employment Agreement by and between Community Bank and Barron P. McCune, Jr. dated April 26, 1999*

10.2	Executive Employment Agreement by and between Community Bank and Kevin D. Lemley dated April 18, 2012*

10.3	Executive Employment Agreement by and between Community Bank and Ralph Burchianti dated January 2, 2001*

10.4	Executive Employment Agreement between Community Bank and Ralph J. Sommers, Jr. dated July 1, 1994*

10.5	Form of Employment Agreement by and between Community Bank and Barron P. McCune, Jr.*

10.6	Form of Employment Agreement by and between Community Bank and Kevin D. Lemley.*

10.7	Form of Employment Agreement by and between Community Bank and Ralph Burchianti.*

10.8	Form of Employment Agreement by and between Community Bank and Ralph J. Sommers, Jr.*

10.9	Employment Agreement by and between Community Bank and Patrick G. O’Brien dated April 14, 2014*

10.10	Employment Agreement by and among Community Bank, Exchange Underwriters, Inc. and Richard B. Boyer dated April 14, 2014*

10.11	Split Dollar Life Insurance Agreement between Community Bank and Barron P. McCune, Jr. dated April 1, 2005*

10.12	Split Dollar Life Insurance Agreement between Community Bank and Ralph Burchianti dated April 1, 2005*

10.13	Split Dollar Life Insurance Agreement between Community Bank and Ralph J. Sommers, Jr. dated April 1, 2005*

10.14	CB Financial Services, Inc. Directors’ Stock Option Plan*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, PC (contained in Exhibits 5 and 8.1 hereto)

23.2	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibit 8.2 hereto)

23.3	Consent of ParenteBeard LLC (CB Financial Services, Inc.)*

23.4	Consent of ParenteBeard LLC (FedFirst Financial Corporation)*

24	Power of Attorney (included on signature page)

99.1	Form of Proxy of FedFirst Financial Corporation*

99.2	Voting Instruction Forms for FedFirst Financial Corporation Stock Benefit Plans*

99.3	Consent of Mufson Howe Hunter & Company LLC*

99.4	Consent of Patrick G. O’Brien Pursuant to SEC Rule 438*

99.5	Consent of Richard B. Boyer Pursuant to SEC Rule 438*

99.6	Consent of John J. LaCarte Pursuant to SEC Rule 438*

99.7	Consent of John M. Swiatek Pursuant to SEC Rule 438*

*	Previously filed.